SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 22, 2004

Date of Report (Date of earliest event reported)

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 12. Results of Operations and Financial Condition

On April 22, 2004, Amgen Inc. (the “Company”) issued a press release announcing its results of operations and financial condition for the three months ended March 31, 2004. The full text of the press release is set forth in Exhibit 99.1 attached hereto.

In its press release the Company included certain historical non-GAAP financial measures as defined in Regulation G promulgated by the Securities and Exchange Commission with respect to the three months ended March 31, 2004 and March 31, 2003. The Company believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. These historical non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

Three months ended March 31, 2004 and March 31, 2003

For the three months ended March 31, 2004 and March 31, 2003, the Company’s adjustments to GAAP financial measures relate to amounts associated with the Company’s acquisition of Immunex Corporation (“Immunex”) in July 2002 (the “Acquisition”).

For the three months ended March 31, 2004 and March 31, 2003, the Company reported non-GAAP financial results for the following operating expenses: cost of sales, research and development, and selling, general and administrative, which were each adjusted to exclude incremental compensation payable to certain Immunex employees for a limited period, principally under the Immunex short-term retention plan for the applicable period. The Company believes that excluding such incremental compensation provides a supplemental measure that will facilitate comparisons between periods before, during and after such expenses are incurred.

For the three months ended March 31, 2004 and March 31, 2003, the Company reported non-GAAP adjusted net income and adjusted earnings per share, excluding the foregoing operating expense amounts for the reasons discussed above, as well as excluding ongoing, non-cash amortization of acquired intangible assets. The Company believes that excluding the ongoing, non-cash amortization of intangible assets acquired in the Acquisition (primarily ENBREL®) treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.

The Company uses the foregoing non-GAAP financial measures in connection with its own budgeting and financial planning.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: April 27, 2004	By:	/s/ Richard Nanula
	Name:	Richard Nanula
	Title:	Executive Vice President, Finance, Strategy and Communications, and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description
99.1	Press release dated April 22, 2004